                                                                   EXHIBIT 10.43








 LOAN MODIFICATION AND EXTENSION AGREEMENT


EFFECTIVE DATE:                March 13, 2000
--------------

PARTIES:                       BANK OF AMERICA N.A. (hereinafter referred to
-------                        as the "Bank"); and


                               Mobility Electronics, Inc. a Delaware corporation (hereinafter referred to as "Borrower").



                                    RECITALS:

A. Borrower executed (1) a Promissory Note dated January 13, 1998, in the original principal amount of $3,167,000 in favor of Bank, which note was subsequently replaced by that certain Promissory Note dated July 21, 1998 in the amount of $4,500,000 which note was subsequently modified by that certain Change In Terms Agreement dated July 21, 1999 in the amount of $4,500,000 ("Original Facility I Note"); and (2) a Promissory Note dated May 6, 1998, in the original principal amount of $1,500,000 ("Exim Bank Loan") in favor of Bank (the "Exim Bank Note"). The Exim Bank Note is subject to the Export-Import Bank of the United States Working Capital Guarantee Program (the "Exim Bank Guaranty"). Borrower also executed a Loan Agreement dated January 13, 1998, from Borrower to Bank, and that certain Amended and Restated Business Loan Agreement (Receivables and Inventory) dated November 2, 1999, by and between Bank and Borrower (collectively the "Loan Agreement").

B. At the request of Borrower, Bank issued, on behalf of Borrower, a $150,000 Letter of Credit (the "$150,000 LC") and a $75,000 Letter of Credit (the "$75,000 LC"). The $150,000 LC and the $75,000 LC are hereinafter collectively referred to as the "LC's."

C. Pursuant to the terms of the Loan Agreement (as modified), (1) the outstanding principal balance of Facility I Note was reduced to $2,852,054 ("Facility I") and the Original Facility I Note was replaced by a Promissory
Note in the face amount of $3,000,000 (the "Facility I Note"); (2) a new $1,500,000 term facility was created ("Facility II") and evidenced by a Promissory Note in the principal amount of $1,500,000 (the "Facility II Note");
(3) two (2) separate term facilities in the amounts of $150,000 ("Facility III") and $75,000 ("Facility IV") respectively was created and is evidenced by a Promissory Note in the face amount of $150,000 (the "Facility III Note") and a Promissory Note in the face amount of $75,000 (the "Facility IV Note") (collectively the "Loans").

D. Borrower also executed an Arizona Uniform Commercial Code Financing Statement on Form UCC-1 dated May 6, 1998, filed in the office of the Secretary of State of the State of Arizona on July 16, 1998, as Filing No. 01024866 and subsequently amended on September 15, 1998. Borrower also executed an Arizona Uniform Commercial Code Financing Statement on Form UCC-1 dated January 14, 1997, filed in the office of the Secretary of State of the State of Arizona on January 14, 1997, as Filing No. 951753 and subsequently amended on November 9, 1998. Borrower also executed a New Mexico Uniform Commercial Code Financing Statement on Form UCC-1 dated December 16, 1996, filed in the office of the Secretary of State of the

State of New Mexico on January 13, 1997, as Filing No. 970113056 and subsequently amended on November 6, 1998.

E. Charles Mollo, Jeffrey Doss, Cameron Wilson and Janice Breeze (collectively, the "Guarantors") executed those certain Continuing Guaranties dated April 6, 1999, in favor of Bank (collectively, the "Guaranties").

F. All of the documents, certificates or agreements executed in connection with the respective Loans evidenced by the Original Facility I Note, Facility II Note, Facility III Note, Facility IV Note, the Exim Bank Note and the LC's, including, without limitation, those listed above , those listed on Exhibit A attached hereto and those which evidence, guaranty, secure or modify such loans, as any or all of them may have been amended or modified to date, shall hereinafter be collectively referred to as the "Existing Loan Documents". This Loan Modification and Extension Agreement (the "Agreement"), all other documents executed in connection with this Agreement, and the Existing Loan Documents, as modified hereby, are herein collectively referred to as the "Loan Documents".

G. The Facility I Note and the Facility II Note are each scheduled to mature on March 31, 2000.

H. On August 7, 1999, Borrower and Bank executed that certain Export-Import Bank of the United States Working Capital Guaranty Program Borrower Agreement and other documents (the "Exim Bank Documents") pursuant to which Export-Import Bank issued a ninety percent (90%) guaranty pursuant to the terms thereof (the "Exim Bank Guaranty").

I. As of February 1, 2000, Borrower was indebted to Bank under the Existing Loan Documents in the aggregate principal amount of: $3,210,191.94, plus accrued interest of $33,345.74 (the "Present Debt").

J. Borrower has requested that Bank modify Facility I and Facility II as set forth below. Bank, although under no obligation to do so, is willing to so modify the Loans, subject to the terms and conditions set forth below.

K. Guarantors believe that the modifications would be in the best interest of Guarantors and Guarantors are willing to consent and agree to reaffirm and continue the Guaranties with respect to the Loan and the Existing Loan Documents, as the Loan and the Existing Loan Documents are hereby amended and restated.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


AGREEMENTS:

         1. Reaffirmation/No Impairment. Borrower reaffirms all of its obligations under the Loan Documents and the Loans. Except as specifically hereby amended, the Loan Documents shall each remain in full force and effect. Borrower's payment and performance obligations pursuant to the Loan Documents, including all extensions, amendments, renewals or replacements thereof, shall continue to be secured by the security interests and liens arising under the Loan Documents.

         2. Modifications. The Existing Loan Documents are hereby modified and amended as described below. In the event of a conflict between terms of the Existing Loan Documents and the terms of this Agreement, this Agreement shall control:

                  2.1 Expiration Date. The expiration (i.e., maturity) dates of Facility I and Facility II are hereby extended to March 31, 2001. All sums owing under Facility I and Facility II shall be due and payable no later than this extended expiration date.

                  2.2 The date "March 31, 2000" set forth in Section 2.1.1 of the Loan Agreement is hereby deleted and the date "March 31, 2001" is hereby inserted in its place.

                  2.3 The date "March 31, 2000" set forth in Section 2.2.1 of the Loan Agreement is hereby deleted and the date "March 31, 2001" is hereby inserted in its place.

                  2.4 Section 1.2 of the Loan Agreement is hereby amended by adding the Tech DATA Group to the "Debtor" column at the end of such Section with a "Concentration Limit" of 15%.

                  2.5 Section 2.2.3(a) of the Loan Agreement is hereby deleted in its entirety, and in its stead, the following is hereby added: "Borrower will pay accrued interest on March 1, 2000 (in arrears)" and then on the same date of each month thereafter until payment in full of any principal outstanding under Facility II. Borrower will repay in full all principal and any accrued and unpaid interest or any other charges outstanding under Facility II no later than the Facility II Expiration Date; provided that all principal and any accrued and unpaid interest under Facility II shall be fully due and payable immediately upon Borrower's receipt of not less than Seven Million Five Hundred Thousand Dollars ($7,500,000) (in the aggregate) from one or more public or private equity offerings and/or capital contributions from existing or future shareholders in Borrower.

                  2.6 Section 5.4 of the Loan Agreement is hereby deleted.

                  2.7 Section 8.3 of the Loan Agreement is hereby deleted in its entirety, and in its stead, the following is hereby added:

                  Current Ratio. To maintain on a consolidated basis a ratio of current assets to current liabilities (the "Current Ration") of at least:

                  (a) 1.00:1 at 12/31/99 and 3/31/00; and

                  (b) 1.25:1 at 6/30/00 and thereafter.

                  The Current Ratio will be tested on a monthly basis.

                  2.8 Section 8.4 of the Loan Agreement is hereby deleted in its entirety, and in its stead, the following is hereby added:

         Tangible Net Worth. To maintain on a consolidated basis Tangible Net Worth equal to at least the amounts indicated on each date specified below:

         Date                                             Amount
         ----                                             ------
         12/31/99                                        $  500,000
         03/31/00                                        $2,000,000
         06/30/00                                        $2,000,000
         09/30/00                                        $2,500,000
         12/31/00                                        $3,000,000*
         *and on the last day of each calendar month thereafter.

Tangible Net Worth will be tested monthly.

"Tangible Net Worth" means the gross book value of Borrower's assets (excluding goodwill, patents, trademarks, trade names, organization expense, treasury stock, unamortized debt discount and expense, deferred research and development costs, deferred marketing expenses, and other like intangibles and monies due from affiliates, officers, directors or shareholders of Borrower) less total liabilities, including but not limited to accrued and deferred income taxes, and any reserves against assets, but excluding debt subordinated to the Borrower's obligations to the Bank in a manner acceptable to the Bank using the Bank's standard form. Tangible Net Worth will be tested on a monthly basis.

                  2.9 Section 8.7 of the Loan Agreement is hereby amended by deleting the number $900,000 and inserting the number $2,000,000 in its place.

                  2.10 A new Section 8.4.1 is hereby inserted in the Loan Agreement as follows:

         Total Liabilities to Tangible Net Worth. To maintain on a consolidated basis Total Liabilities to Tangible Net Worth not to exceed the ratios indicated on each date specified below:

    Date                                                Ratio
    ----                                                -----
    12/31/99                                            2.75:1
    03/31/00                                            2.50:1
    06/30/00                                            2.25:1
    09/30/00                                            2.25:1
    12/31/00*                                           2.00:1

    *and on the last day of each calendar month thereafter.

Total Liabilities to Tangible Net Worth ratio shall be tested monthly.

"Total Liabilities" means the sum of current liabilities plus long-term liabilities excluding debt subordinated to the Borrower's obligations to the Bank in a manner acceptable to the Bank, using the Bank's standard form.

         2.11 Restated Notes. Concurrently with the execution of this Agreement, Borrower shall execute and deliver to Bank a Restated Promissory Note (Facility
I) in the form attached hereto as Exhibit B and a Restated Promissory Note (Facility II) in the form attached hereto as Exhibit C (the "Restated Notes"). The Restated Notes amend and restate the Facility I Note and the Facility II Note. To the extent of any inconsistencies between the provisions of the Restated Notes and this Agreement or any other Loan Documents, the provisions of the Restated Notes shall control.

         2.12 Corporate Certificate. Concurrently with the execution of this Agreement, Borrower shall execute and deliver to Bank a Corporate Resolution authorizing Borrower to enter into this Agreement, in a form acceptable to Bank in Bank's sole discretion (the "Certificate").

3. Conditions Precedent. Before this Agreement becomes effective and any party becomes obligated under it, all of the following conditions shall have been satisfied at Borrower's sole cost and expense in a manner acceptable to Bank in the exercise of Bank's sole judgment and discretion:

         3.1 Receipt of Documents. Bank shall have received fully executed, and where appropriate, acknowledged originals of the following:

                  (a) this Agreement;

                  (b) the Restated Notes;

                  (c) the Certificate;

                  (d) Borrower's counsel opinion letter (in a form acceptable to the Bank);

                  (e) any other documents Bank may reasonably require or request in accordance with this Agreement or the other Loan Documents, all in such form as Bank may require in the exercise of Bank's sole judgment and discretion.

         3.2 Extension Fee. Bank shall have received a fully earned and non-refundable extension fee in the amount of Twenty Two Thousand Five Hundred Dollars ($22,500).

         3.3 Reimbursement of Bank's Costs and Expenses. Bank shall have received reimbursement, in immediately available funds, of all costs and expenses incurred by Bank in connection with this Agreement, including charges for recording, filing, and legal fees, costs and expenses of Bank's counsel. Such costs and expenses may include the allocated costs for services for Bank's in-house staffs, such as legal.

4. Representations, Warranties and Acknowledgments. Borrower represents, warrants and acknowledges to Bank as follows:

         4.1 Recitals. The recitals set forth above are true, complete, accurate and correct, and such recitals are incorporated herein by this reference.

         4.2 No Default. No Event of Default has occurred and is continuing, and no event has occurred and is continuing which, with notice or the passage of time or both, would be an Event of Default.

         4.3 Loan Documents. All representations and warranties made and given by Borrower in the Loan Documents are true, complete, accurate and correct, as if given as of the date of this agreement.

         4.4 Property. Borrower lawfully possesses and holds a 100% ownership interest in all of the Collateral granted by Borrower for the Loan, free and clear of any defects, reservations of title or conditional sales contracts, and also free and clear of any security interest or liens other than those in favor of Bank.

         4.5 Enforceable Loan Documents. The Loan Documents, including this Agreement, to which Borrower is a party are legal, valid and binding agreements of Borrower, enforceable in accordance with their respective terms, and any instrument or agreement required hereunder or thereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

         4.6 Financial Information. All financial and other information that has been or will be supplied to Bank is: (a) sufficiently complete to give Bank accurate knowledge of Borrower's financial condition; (b) in form and content required by Bank and in accordance with Generally Accepted Accounting Practices ("GAAP"); and (c) in compliance with all applicable government regulations. No material adverse change has occurred in the business assets, or financial condition of Borrower since Borrower last supplied financial statements or information to Bank.

         4.7 No Claims or Defenses. The Present Debt is due and payable to Bank, and Borrower has no claims, offsets, counterclaims or defenses with respect to:
(a) the payment of the Present Debt; (b) the payment of any other sums due under the Loan Documents; (c) the performance of Borrower's obligations under the Loan Documents; or (d) any liability under any of the Loan Documents.

         4.8 No Breach by Bank. Bank (including all of its predecessors) has not breached any duty to Borrower in connection with the Loan, and Bank (including all of its predecessors) has fully performed all obligations it may have had or now has to Borrower.

         4.9 Interest and Other Charges. All interest or other fees or charges which have been imposed, accrued or collected by Bank (including all of its predecessors) under the Loan Documents or in connection with the Loan through the date of this Agreement, and the method of computing the same, were and are proper and agreed to by Borrower and were properly computed and collected.

         4.10 Claims, Disputes, Impairments. Borrower has no pending litigation, tax claims, proceedings or disputes that may adversely affect Borrower's financial condition or impair Borrower's ability to perform under the Loan Documents.

         4.11 Borrowing Entity. Borrower is a corporation, which is duly organized, validly existing and in good standing under the laws of the State of Delaware. There have been no changes in the organization, composition, ownership, structure or formation of documents of Borrower since the inception of the Loans. In each state in which Borrower does business, it is properly licensed and in good standing. This Agreement, and any instrument of agreement required hereunder are within Borrower's powers, have been duly authorized, and do not conflict with any of Borrower's organizational papers.

         5. No Waiver. Except as specifically provided herein, by entering into this Agreement, Bank does not waive any previous or existing default or any default hereafter occurring, or become obligated to waive any condition or obligation in any agreement between or among any of the parties hereto.

         6. No Future Obligations. Bank has no obligation to make any additional loan or extension of credit to or for the benefit of Borrower, and Bank has no obligation to further extend the maturity date of any credit extended to Borrower.

         7. No Third Party Beneficiaries. This agreement is not intended for, and shall not be construed to be for, the benefit of any person not a signatory thereto.

         8. Release of Bank. In consideration of the agreements and of Bank set forth in this Agreement, Borrower, and all of their respective heirs, personal representatives, predecessors, successors and assigns (individually and collectively, the "Releasors"), hereby fully release, remise, and forever discharge Bank, the parent of Bank and all other affiliates and predecessors of Bank, and all past and present officers, directors, agents, employees, servants, partners, shareholders, attorneys and managers of Bank, the parent of Bank, and all other affiliates, and predecessors of Bank and all of their respective heirs, personal representatives, predecessors, successors and assigns, for, from, and against any and all claims, liens, demands, causes of action, controversies, offsets, obligations, losses, damages and liabilities of every kind and character whatsoever, including, without limitation, any action, omission, misrepresentation or other basis of liability founded either in tort or contract and the duties arising thereunder, that the Releasors, or any one of more of them, has had in the past, or now has, whether known or unknown, whether asserted or unasserted, by reason of any matter, cause or thing set forth in, relating to or arising out of, or in any way connected with or resulting from, the Loan or the Loan Documents.

         9. Incorporation. This agreement shall form a part of each of the Loan Documents, and all references to one of the Loan documents shall mean that document as hereby modified. This Agreement shall not prejudice any rights or remedies of Bank under the Loan Documents.

         10. Purpose and Effect of Bank's Approval. Bank's approval of any matter in connection with the Loan shall be for the sole purpose of protecting Bank's security and rights.

No such approval shall result in a waiver of any default of Borrower or Guarantor. In no event shall Bank's approval be a representation of any kind with regard to the matter being approved.

         11. Integration. The Loan Documents, including this Agreement, constitute the entire agreement and final expression between the parties with respect to the terms and conditions set forth in the Loan Documents, including this Agreement. No supplement, modification or amendment of this Agreement or the other Loan Documents shall be effective unless in writing and signed by Bank and Borrower.

         12. Counterparts/Construction/Time of Essence. This Agreement may be executed in any number of counterparts, each of which, when so executed, shall be deemed an original, but all of which shall constitute one and the same agreement. Section headings and paragraph titles used in this Agreement are for reference only and shall not affect or limit the interpretation of meaning of any provisions of this Agreement. As used in this Agreement, the work "include(s)" means "include(s), without limitation", and the word "including" means "including, but not limited to". Time is of the essence of this Agreement and the other Loan Documents.

         13. Governing Law/Rights in Event of Litigation/Invalidity. This Agreement shall be governed by and construed according to the laws of the State of Arizona. Borrower hereby submits to jurisdiction and venue in Maricopa County, Arizona, and agrees that any and all litigation or arbitration proceeding shall be maintained in Maricopa County, Arizona. In the event of judicial proceedings, Borrower agrees that all issues in such judicial proceeding litigation (including defenses, cross-claims and counter-claims) shall be resolved by a judge and not a jury and, therefore, Borrower waives its rights to a jury trial which it otherwise would have had. If any court of competent jurisdiction determines any provision of this Agreement or any provision in any of the other Loan Documents to be invalid, illegal or unenforceable, that portion shall be deemed severed from the rest, which shall remain in full force and effect.

         14. Attorneys' Fees. In any lawsuit or arbitration proceeding between Bank and Borrower, which relates to, arises out of, or involves in any way this Agreement or any of the other Loan Documents, the prevailing party shall be entitled to recover all of its attorneys' fees (including any allocated fees of in-house counsel) and costs (including but not limited to "taxable costs" as defined by statute)associated with such suit or arbitration.

         15. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns; provided, however, Borrower may not transfer its rights under the Loan Documents without the prior written consent of Bank. Bank may transfer its rights under the Loan Documents to any successor in interest.

         16. No Waiver/Cumulative Remedies/Survival. No failure to exercise or no delay in exercising any right, power or remedy hereunder or under any of the Loan Documents shall impair any right, power or remedy that Bank may have, nor shall such delay be construed to be a waiver of any of such rights, powers or remedies. Bank shall not be deemed to have waived any right, power or remedy except in writing signed by an authorized officer of Bank expressly stating that it is a waiver of same right, power or remedy. The rights, powers and remedies of Bank under the Loan Documents are cumulative and not exclusive of any rights, powers or remedies that Bank would otherwise have, and may be pursued at any time and from time to time and in such order as Bank shall determine in its sole discretion. The representations, warranties, acknowledgments and agreements set forth herein shall survive the date of this Agreement.

17. Mutual Agreement. The parties hereto agree that the terms and provisions of this Agreement embody their mutual intent and that such terms and provisions are not to be construed more liberally in favor, nor more strictly against, any party. This Agreement shall not be construed as if it had been prepared by one of the parties, but rather as if it had been prepared by all of the parties.

18. Rights in the Event of Bankruptcy. If there shall be filed by or against Borrower a petition (whether voluntary or involuntary) under any chapter of the United States Bankruptcy Code (the "Code") on or after the date of this Agreement, it is the intention of Borrower and Bank that the terms and conditions of this Agreement with respect to Borrower shall be incorporated into a plan of reorganization under Section 1129 of Code (a "Plan"). Borrower agrees that under any potential Plan which may be filed in the future (i) this Agreement shall represent a necessary element of such Plan, (ii) Borrower will not seek to alter or amend any of terms and conditions of this Agreement, (iii) such terms and conditions are necessary for Bank's adequate protection, and (iv) such terms and conditions will remain binding upon Borrower in any such Plan. If Borrower fails to obtain confirmation of a plan of reorganization incorporating the terms of this Agreement within one hundred twenty (120) days after a petition is filed, Bank is entitled to the automatic and absolute lifting of any automatic stay as to the enforcement of any of the Loan Documents against the collateral, including specifically, but not limited to, the stay imposed by
Section 362 of the Code. Borrower hereby consents to the immediate lifting of any such automatic stay, and will not contest any motion by Bank to lift such stay. Borrower acknowledges that Bank's interest in the collateral can be adequately protected only if a plan of reorganization incorporating the terms of this Agreement is confirmed within one hundred twenty (120) days after the petition is filed. Bank reserves its right to seek all remedies available to credits under the Code, including, but not limited to, the right to move for relief from the automatic stay at any time.

19.      Reference and Arbitration.

         19.1 Mandatory Arbitration. Unless expressly prohibited by law, any controversy or claim between or among the parties, including those arising out of or relating to this Agreement or the Loan Documents and any claim based on or arising from an alleged tort, shall at the request of any party be determined by arbitration. The arbitration shall be conducted in accordance with the United States Arbitration Act (Title 9, U.S. Code), notwithstanding any choice of law provision in this Agreement, and under the Commercial Rules of the AAA. The arbitrator(s) shall give effect to statutes of limitation in determining any claim. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrator(s). Judgment upon the arbitration award may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

         19.2 Provisional Remedies, Self-Help and Foreclosure. No provision of this Section [21] shall limit the right of any party to this Agreement to exercise self-help remedies such as setoff, foreclosure against or sale of any real or personal property or collateral or security, or obtaining provisional or ancillary remedies from a court of competent jurisdiction before, after, or during the pendency of any arbitration or other proceeding. The exercise of a remedy does not waive the right of either party to resort to arbitration or reference. At Bank's option, foreclosure under a deed of trust or mortgage may be accomplished either by exercise of power of sale under the deed of trust or by judicial foreclosure of the deed of trust or mortgage.

Arbitration.


20. Cross Default. Any default under this Agreement or an Event of Default under any of the Loan Documents shall be an Event of Default under each and every of the other Loan Documents.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the dates set forth below to be effective as of the day and year set forth above.

                                            "BANK"

                                             BANK OF AMERICA N.A.


 Executed: March 16, 2000                    By:  /s/ KURT A. HUISMAN
                                                  -----------------------------
                                             Name: Kurt A. Huisman
                                                   ----------------------------
                                             Title: Vice President


                                            "BORROWER"

                                             MOBILITY ELECTRONICS, a Delaware
                                             corporation

 Executed: March 13, 2000                    By:  /s/ RICHARD W. WINTERICH
                                                  -----------------------------
                                             Name: Richard W. Winterich
                                                   ----------------------------
                                             Title: Vice President

REVIEWED, ACKNOWLEDGED AND APPROVED:

                                           /s/ CHARLES MOLLO
March  13, 2000                            ------------------------------------
                                           Charles Mollo, Guarantor

                                           /s/ JEFFREY DOSS
March  13, 2000                            ------------------------------------
                                           Jeffrey Doss, Guarantor

                                           /s/ CAMERON WILSON
March  13, 2000                            ------------------------------------
                                           Cameron Wilson, Guarantor

                                           /s/ JANICE BREEZE
March  13, 2000                            ------------------------------------
                                           Janice Breeze, Guarantor